CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 28, 2018, with respect to the consolidated financial statements and schedule included in the Annual Report of Data I/O Corporation on Form 10-K for the year ended December 31, 2017. We consent to the incorporation by reference of said report in the Registration Statements of Data I/O Corporation on Form S-8 (File Nos. 002-76164, 002-86785, 002-98115, 002-78394, 33-95608, 33-66824, 33-42010, 33-26472, 33-54422, 333-20657, 333-55911, 33-02254, 33-03958, 333-107543, 333-81986, 333-48595, 333-121861, 333-151006, 333-166730, 333-175840, and Form S-8 to be filed as of the date hereof) and on Form S-3 (File No. 333-121566).

Grant Thornton LLP

Seattle, Washington
May 15, 2018